CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 14, 2009, relating to the financial statements and financial highlights of Institutional Fiduciary Trust Money Market Portfolio and The Money Market Portfolio, which appear in the June 30, 2009 Annual Report to Shareholders of Institutional Fiduciary Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

San Francisco, California
October 23, 2009